Exhibit 99.1 Sallie Mae Appoints Carter Warren Franke Chair of the Board of Directors Franke is First Woman to Serve as Company’s Chair NEWARK, Del., June 18, 2020 – Sallie Mae® (Nasdaq: SLM), formally SLM Corporation, today announced that Carter Warren Franke has been appointed Chair of its Board of Directors, effective immediately. Ms. Franke is the first woman to lead the company’s Board of Directors. Ms. Franke has served as an independent director and member of Sallie Mae’s Board since April 2014. An industry veteran, she brings decades of executive leadership, business development, marketing, and financial expertise to her role as Chair. She was formerly the managing director and head of corporate marketing of JPMorgan Chase & Co., and also served as executive vice president and chief marketing officer for Chase Card Services. “Higher education is an investment that empowers students’ future opportunities. As the leader in private student lending, our role is to help families make that investment responsibly,” said Ms. Franke, Chair of the Board of Directors, Sallie Mae. “Our Board appreciates that our customers’ success yields our company’s success. We are focused and aligned on providing more value to more customers to enable their positive outcomes and bright futures.” Ms. Franke succeeds Raymond Quinlan, whose service as Chairman of the Board ended at the company’s Annual Meeting of Shareholders, held earlier today. Ms. Franke continued, “On behalf of the entire Board and the Sallie Mae team, I thank Ray for his vision to bring together a skilled team with diverse experience, talent, and perspectives and to guide Sallie Mae into its next chapter as a customer-focused, consumer bank. Looking forward, the Board will work closely with Jon Witter and his executive team to ensure the company’s customer strategy results in strong, stable, and capital-efficient returns for shareholders while maintaining the public’s trust and regulatory commitments.” “Today’s historic announcement for Sallie Mae follows through on our succession planning process that ensures the company is best positioned to continue to deliver for its customers,” said Paul Child, Audit Committee Chair and former Lead Independent Director of the Board. “The Board is grateful for Ray’s numerous contributions and his counsel and assistance that ensured a smooth transition.”

“Carter’s appointment as our first woman Chair is incredibly exciting for the Board, the company, and me,” said Jon Witter, Chief Executive Officer, Sallie Mae. “She has tremendous qualifications, our working relationship is exceptionally strong, and we are very much aligned as we embark together on the next chapter of the Sallie Mae journey.” In addition to Sallie Mae, Ms. Franke also serves on the boards of directors of The Warfield Fund, Saint Mary’s School, and the Hobe Sound Community Chest. For more information visit www.SallieMae.com. ### Sallie Mae (Nasdaq: SLM): Believes education and life-long learning, in all forms, helps people achieve great things. As the leader in private student lending, we provide financing and know- how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America. Contacts: Media Rick Castellano 302.451.2541 rick.castellano@salliemae.com Investors: Brian Cronin 302.451.0304 brian.cronin@salliemae.com